As Filed with the Securities and Exchange Commission on March 18, 2020

Registration No. 333-209403

Registration No. 333-215498

Registration No. 333-222155

Registration No. 333-230942

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8 REGISTRATION STATEMENT NO. 333-209403

FORM S-8 REGISTRATION STATEMENT NO. 333-215498

FORM S-8 REGISTRATION STATEMENT NO. 333-222155

FORM S-8 REGISTRATION STATEMENT NO. 333-230942

UNDER THE SECURITIES ACT OF 1933

Foamix Pharmaceuticals Ltd.
(Exact name of registrant as specified in charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

c/o Menlo Therapeutics Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807

(800) 755-7936

Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan

Foamix Pharmaceuticals Ltd. 2019 Employee Share Purchase Plan

Foamix Pharmaceuticals Ltd. 2015 Israeli Share Incentive Plan

(Full Title of the Plan)

Mutya Harsch
Chief Legal Officer and General Counsel
Menlo Therapeutics Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807

(Name and address of agent for service)

(800) 755-7936
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Andrea L. Nicolas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Tel: +1 (212) 735-3000

Fax: +1 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer
☒	Smaller Reporting Company	☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of Foamix Pharmaceuticals Ltd., an Israeli company (the “Registrant”), ordinary shares, par value NIS 0.16 per share (“Shares”), and any other securities remaining unissued, under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (333-209403), which was filed with the Commission on February 5, 2016, pertaining to the registration of 2,690,694 Shares issuable under the Registrant’s 2015 Israeli Share Incentive Plan.

•                  Registration Statement on Form S-8 (333-215498), which was filed with the Commission on January 10, 2017, pertaining to the registration of 900,000 Shares issuable under the Registrant’s 2015 Israeli Share Incentive Plan.

•                  Registration Statement on Form S-8 (333-222155), which was filed with the Commission on December 19, 2017, pertaining to the registration of 2,000,000 Shares issuable under the Registrant’s 2015 Israeli Share Incentive Plan.

•                  Registration Statement on Form S-8 (333-230942), which was filed with the Commission on April 18, 2019, pertaining to the registration of 6,000,000 Shares issuable under the Registrant’s 2019 Equity Incentive Plan and 5,400,000 Shares issuable under the Registrant’s 2019 Employee Share Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of November 10, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”), by and among the Registrant, Menlo Therapeutics Inc. (“Menlo”), and Giants Merger Subsidiary, Ltd., a wholly-owned subsidiary of Menlo (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Menlo (the “Merger”), effective as of March 9, 2020.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, where applicable, in accordance with undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, as of March 18, 2020.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Capacity	Date
/s/ David Domzalski
David Domzalski	Chief Executive Officer and Director	March 18, 2020

/s/ Ilan Hadar
Ilan Hadar	Chief Financial Officer, Country Manager and Director	March 18, 2020

/s/ Mutya Harsch
Mutya Harsch	Director	March 18, 2020